Exhibit 16.1

        Crowe Horwath LLP

        Independent Member Crowe Horwath International

        One Mid America Plaza, Suite 700

        Post Office Box 3697

        Oak Brook, Illinois 60522-3697

        Tel 630.574.7878

        Fax 630.574.1608

        www.crowehorwath.com

June 4, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read University General Health System, Inc.’s (“the Company”) statements included under Item 4.01(a) of its Form 8-K dated June 4, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Company terminated its relationship with us on May 31, 2013.

Crowe Horwath LLP

Chicago, Illinois

cc:	Dr. Hassan Chahadeh

Chairman and Chief Executive Officer

University General Health System, Inc.

7501 Fannin Street

Houston, Texas 77054